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EXHIBIT 99.1

PRESS RELEASE	Investor/Media Contact: Raj Denhoy 415 828-1044 rdenhoy@establishmentlabs.com

Establishment Labs Reports Record First Quarter 2023 Financial Results
NEW YORK, NY, May 8, 2023 -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a global medical technology company dedicated to improving women’s health and wellness, principally in breast aesthetics and reconstruction, today announced financial results for the first quarter ended March 31, 2023.
First Quarter Highlights and Outlook
•First quarter worldwide revenue of $46.5 million increased 21.0% year-over-year and was a new quarterly record; excluding the impact of foreign currency changes, revenue growth in the first quarter would have been 22.9%.
•2023 revenue guidance remains $200 million to $210 million, an increase of 24% to 30% over 2022.
•First quarter loss from operations was $8.2 million compared to a loss of $5.6 million in the year-ago period as investment in growth initiatives increased.
•Cash balance of $42.8 million as of March 31, 2023.
•Completed follow-on share offering on April 27, with gross proceeds of $90.4 million.
•Presented 3-year results from Motiva® U.S. IDE study at The Aesthetic Meeting on April 20.
•Mia Femtech™ launched in Japan on April 10.
•Announced three-million Motiva® devices are in market on March 29.
“Reporting a record revenue quarter reflects the significant progress we are making at Establishment Labs,” said Juan José Chacón-Quirós, Chief Executive Officer. “In April, we launched the Mia Femtech experience in Japan, the first country in the global rollout of this new category in breast aesthetics. We also noted the presentation of the three-year results of the Motiva US IDE study by Dr. Caroline Glicksman at the Aesthetic Meeting in Miami. The results were particularly encouraging as the very low rates of capsular contracture and rupture seen at year two did not increase in year three. Finally, we fortified our balance sheet with a follow-on share offering on April 27; the gross proceeds of $90.4 million along with the capital we currently have will allow us to take complete advantage of our leading science, technology, and clinical evidence in this industry.”
“The next several months are expected to be just as eventful,” Mr. Chacón-Quirós continued. “We have entered into a strategic partnership with Clinique des Champs Elysées to offer the Mia Femtech experience at all of their locations in France — adding to the already announced clinic partners in Europe. Our plans for launch of Motiva in China continue to advance and our PMA has been accepted by the U.S. FDA and is under review. Our new Sulàyöm campus will begin operation later this year, doubling our manufacturing capacity while adding new capabilities in R&D, medical education, and media. We are making progress every day toward our goal of rebuilding the breast aesthetic and reconstruction markets through our commitment to women’s health and wellbeing.”
First Quarter 2023 Financial Results
Total revenue for the quarter ended March 31, 2023 was $46.5 million compared to $38.5 million for the same period in 2022. Direct sales comprised approximately 36% of total sales, while distributor sales made up the balance.
Gross profit for the first quarter was $30.1 million, or 64.7% of revenue, compared to $24.9 million, or 64.8% of revenue, for the same period in 2022.

Total operating expenses for the first quarter were $38.2 million, an increase of $7.7 million compared to $30.5 million in the first quarter of 2022.
SG&A expenses for the first quarter increased approximately $4.8 million to $31.7 million compared to $26.9 million in the first quarter of 2022. The increase in SG&A was primarily due to costs associated with increased revenues and expanding operations.
R&D expenses increased approximately $2.9 million to $6.5 million in the first quarter compared to $3.6 million for the same quarter a year ago. The increase was primarily due to an increase in personnel, compliance and regulatory costs.
Net loss for the first quarter was $11.9 million compared to a net loss of $5.9 million in the year ago period.
The Company’s cash balance on March 31, 2023 was $42.8 million. Cash decreased $23.5 million from December 31, 2022, primarily as a result of operating losses, increases in inventory and accounts receivable, and investments in new facility construction.
Conference Call and Webcast Information
Establishment Labs will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-8037 (U.S. and Canada) or (201) 689-8037 (international) and using conference ID number 13738535. In addition, the live and archived webcast will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.
About Establishment Labs
Establishment Labs Holdings Inc. is a global medical technology company dedicated to improving women’s health and wellness through the power of science, engineering, and technology. The Company offers a portfolio of Femtech solutions for breast health, breast aesthetics and breast reconstruction. The over three million Motiva® devices Establishment Labs has delivered to plastic and reconstructive surgeons since 2010 have created a new standard for safety and patient satisfaction in the over 85 countries in which they are available. The Motiva Flora® tissue expander is the only regulatory-approved expander in the world with an integrated port that is MRI conditional and is used to improve outcomes in breast reconstruction following breast cancer. Mia Femtech™, Establishment Lab’s unique minimally invasive experience for breast harmony, is the Company’s most recent breakthrough innovation. These solutions are supported by over 200 patents and patent applications in 25 separate patent families worldwide and over 50 scientific studies and publications in peer reviewed journals. Establishment Labs manufactures at two facilities in Costa Rica compliant with all applicable regulatory standards under ISO13485:2016 and FDA 21 CFR 820 under the MDSAP program. In 2018, the Company received an investigational device exemption (IDE) from the FDA for Motiva Implants® and began a clinical trial to support regulatory approval in the United States. Please visit our website for additional information at www.establishmentlabs.com.
Establishment Labs' implants are currently not approved for commercial distribution in the United States. The Company’s Motiva implants are undergoing clinical investigation pursuant to U.S. FDA regulations for investigational medical devices. The Motiva medical devices used with the minimally invasive system are pending European Union regulatory approval.
Non-GAAP Financial Measures
To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we have disclosed in this press release constant currency sales (or revenue) information, which is a non-GAAP measure that excludes the impact of foreign exchange currency fluctuations. Fluctuations in currency exchange rates impact the sales growth rates of our underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. In order to remove the impact of fluctuations in foreign currency exchange rates, we calculate constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period. Management believes that providing investors with this non-GAAP measure gives them additional information to enable them to assess, in the same way management assesses, the Company's current and future continuing operations. This non-GAAP measure is not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “intends to,” “would,” “will,” “may” or other similar expressions in this press release. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, including related product development and commercialization and regulatory approvals, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, related to the company’s performance are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results and the timing of events may differ from our expectations, and those differences may be material. Factors, among others, that could cause actual results and events to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product offerings; the rate of adoption of our products by healthcare providers or other customers; the success of our marketing initiatives; the safe and effective use of our products; our ability to protect our intellectual property; our future expansion plans and capital allocation; our ability to expand upon and/or secure sources of credit or capital; our ability to develop and maintain relationships with qualified suppliers to avoid a significant interruption in our supply chains; our ability to attract and retain key personnel; our ability to scale our operations to meet market demands; the effect on our business of existing and new regulatory requirements; and other economic and competitive factors. These and other factors that could cause or contribute to actual results differing materially from our expectations include, among others, those risks and uncertainties discussed in the company’s annual report on Form 10-K filed on March 1, 2023 and will be discussed in the company's quarterly report on Form 10-Q that will be filed on May 10, 2023, which risks and uncertainties may be updated in the future in other filings made by the company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
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ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue	$46,524	$38,452
Cost of revenue	16,445	13,516
Gross profit	30,079	24,936
Operating expenses:
Sales, general and administrative	31,706	26,913
Research and development	6,533	3,598
Total operating expenses	38,239	30,511
Loss from operations	(8,160)	(5,575)
Interest income	75	20
Interest expense	(3,756)	(2,292)
Change in fair value of derivative instruments	—	(396)
Other income, net	729	2,709
Loss before income taxes	(11,112)	(5,534)
Provision for income taxes	(830)	(399)
Net loss	$(11,942)	$(5,933)

Basic and diluted net loss per share	$(0.48)	$(0.24)
Weighted average outstanding shares used for basic and diluted net loss per share	24,678,113	24,310,856

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash	$42,847	$66,355
Accounts receivable, net of allowance for doubtful accounts of $1,003 and $741	41,049	35,423
Inventory, net	46,141	36,583
Prepaid expenses and other current assets	12,004	11,543
Total current assets	142,041	149,904
Long-term assets:
Property and equipment, net of accumulated depreciation	57,051	51,092
Goodwill	465	465
Intangible assets, net of accumulated amortization	4,367	4,608
Right-of-use operating lease assets, net	3,998	3,702
Other non-current assets	1,437	1,290
Total assets	$209,359	$211,061
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$20,254	$20,034
Accrued liabilities	19,638	17,237
Other liabilities, short-term	1,579	1,688
Total current liabilities	41,471	38,959
Long-term liabilities:
Note payable, net of debt discount and issuance costs	178,648	175,461
Operating lease liabilities, non-current	3,415	3,200
Other liabilities, long-term	1,821	1,626
Total liabilities	225,355	219,246
Shareholders’ equity:
Total shareholders’ equity	(15,996)	(8,185)
Total liabilities and shareholders’ equity	$209,359	$211,061